Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nuveen Global Cities REIT, Inc. on Form S-11, POST-EFFECTIVE AMENDMENT No. 25 [FILE NO. 333-222231] of our reports dated July 20, 2018, with respect to our audits of the Combined Statement of Revenues and Certain Expenses of 2282 and 2300 Defoor Hills Road and Statement of Revenues and Certain Expenses of Tacara Steiner Ranch for the year ended December 31, 2017, which reports appear in Form 8-K/A of Nuveen Global Cities REIT, Inc., each of which was filed with the SEC on July 20, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 10, 2019